EXHIBIT 11

                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                  (UNAUDITED)


                                                     THREE MONTHS ENDED             NINE MONTHS ENDED
                                                    9/30/95       9/30/96         9/30/95        9/30/96
----------------------------------------------------------------------------------------------------------
ENDING MARKET PRICE PER SHARE                    $      3.63  $        .78     $     3.63     $       0.78
                                                 -----------  ------------     ----------     ------------

AVERAGE MARKET PRICE PER SHARE                   $      3.56  $       1.01     $     2.68     $       1.35
                                                 -----------  ------------     ----------     ------------

EARNINGS:
Net income (loss) applicable
    to common stock                               $ 199,000  $ (1,784,000)      $ 547,000     $(3,468,000)
                                                  =========  =============      =========     ============

PRIMARY EARNINGS  PER SHARE:

Weighted average number of common
    shares outstanding                           12,558,629     13,949,072     12,542,846       13,644,191

Incremental shares assuming all dilutive
    options and warrants exercised and proceeds
    used to purchase shares in the market at the
    average stock price during the period            448,632             0        251,479                0
                                                 -----------  ------------     ----------     ------------

Total                                            13,007,261     13,949.072     12,794,325       13,644,191
                                                 ==========     ==========     ==========     ============

Primary earnings (loss) per share                $      .02   $     ( .13)     $      .04     $      (.25)
                                                 ==========   ============     ==========     ============

FULLY DILUTED EARNINGS PER SHARE:

Weighted average number of common
    shares outstanding                           12,558,629     13,949.072     12,542,846       13,644,191

Incremental shares assuming all dilutive
    options and warrants exercised and proceeds
    used to purchase shares in the market at the
    average stock price during the period, or the
    stock price at the end of the period, whichever
    is higher                                        467,470             0        472,696                0
                                                 -----------  ------------     ----------     ------------

Total                                            13,026,099     13,949.072     13,015,542       13,644,191
                                                 ==========     ==========     ==========     ============

Fully diluted earnings (loss) per share          $      .02   $      (.13)     $      .04     $      (.25)
                                                 ==========   ============     ==========     ============



Note: Common stock equivalents for the three and nine month periods ended September 30, 1996 have not been considered because their effect would be anti-dilutive.





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